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                                                                    EXHIBIT 99.1

                        ATMEL AND SIEMENS SIGN ONE AND A
                 HALF BILLION DOLLAR, FOUR YEAR SUPPLY AGREEMENT


PRESS RELEASE

LONDON--(BUSINESS WIRE)--Sept. 18, 2000--Atmel Corporation (Nasdaq:ATML - news) and Siemens AG last month concluded a framework purchasing agreement which could see Atmel become a significant semiconductor supplier to Siemens in support of their expanding product offerings. Under the agreement, Atmel agrees to sell and Siemens agrees to buy $1.5 billion of products over the next four years.

Atmel has also agreed to acquire specific manufacturing assets, including a fabrication plant and some equipment in North Tyneside, England. This will facilitate the appropriate manufacturing infrastructure and production output to support the Siemens requirement.

George Perlegos, Atmel's President and Chief Executive Officer said, "The signing of this supply agreement strengthens the relationship between the two companies. Atmel is delighted to be associated with Siemens in this venture, which also will help us grow our design and manufacturing presence in Europe."

Atmel will install CMOS, BiCMOS and Silicon Germanium process technology in the new fab and will manufacture .18 micron 8 inch wafers for non-volatile memory and microcontroller products.

Specific financial terms of the agreements were not disclosed.

About Atmel

Founded in 1984, Atmel Corporation is headquartered in San Jose, California with manufacturing facilities in Colorado Springs, Colorado, Nantes and Rousset, France and Heilbronn, Germany. Atmel designs, manufactures and markets on a worldwide basis advanced logic, mixed-signal, non-volatile memory, and RF semiconductors. Atmel is also a leading provider of system level integration semiconductor solutions using advanced CMOS, BiCMOS, BiPolar and SiGe process technologies.

Atmel product and financial information are available from its Fax-on-Demand service. In North America call 1-800-292-8635 or Internationally, call 1-408-441-0732. Requests may be made via e-mail to literature@atmel.com or by visiting Atmel's web site at www.atmel.com.

Note to Editors: Atmel, the Atmel logo and combinations thereof and others contained herein, are trademarks of Atmel Corporation.

Terms and product names in this document may be the trademarks of others.

Contact:

     Atmel
     Bob Henderson, 408/451-2855
     bhenderson@atmel.com